Exhibit 15.1
Consent of Independent Auditor
We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-143183 and 333-171009) of MFC Bancorp Ltd. of our report dated May 2, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting of MFC Bancorp Ltd., which appears in this Form 20-F.
(signed) PricewaterhouseCoopers LLP
Chartered Professional Accountants
Vancouver, British Columbia
May 2, 2016